Exhibit 99.1

March 23, 2005

Asia Pay Announces Signing Agreement with Beijing Purple Stars Appraisal for Establishment of Beijing Credit Bureau

March 22, 2005 (Seattle, WA and Beijing) - Asia Payment Systems, Inc. (NASD OTCBB: APYM) today announced signing an agreement with Beijing Purple Stars Appraisal Co., Ltd. ("BPS") to establish an International standard Credit Bureau in Beijing. The BPS/Asia Payment Systems Credit Bureau will focus on collection and provision of Credit File information in the greater Beijing area.

The BPS/Asia Payments Systems, Inc. agreement provides for a working committee made up of representatives from both parties to coordinate the development of both a China Credit Bureau, as well as development related to further deploying Asia Pay's China credit card processing systems. The terms of the agreement with Beijing Purple Stars Appraisal provide for joint development of Commercial and Consumer Credit File databases and related services, as well as for joint research and deployment of Asia Pay's transaction processing systems and capabilities primarily in Beijing.

The BPS/Asia Payments Systems, Inc. agreement for the creation of a Credit Bureau with Beijing Purple Stars Appraisal is in addition to the existing agreement between Asia Payment Systems and Shanghai CRC Telecom.

Matt Mecke, President and CEO of Asia Pay commented, "Our relationship and partnership with Beijing Purple Stars Appraisal continues to grow and expand each time we sit down together to review the progress and future for our joint efforts. I am very pleased to be making this announcement today. Only ten weeks have passed since we announced the Memorandum of Understanding, and now the Agreement has been signed. Our technologies and expertise, working with the strengths of BPS, will make this Credit Bureau an important part of China's growing credit industry. Mr. Chan and the team of BPS are very strong in the field of both commercial and consumer credit data information provision in Beijing, and we look forward to a long and mutually beneficial service partnership with BPS."

Chen Feng, General Manager of Beijing Purple Star Appraisal Co., Ltd. commented, " We are so glad to have such an outstanding company to be our partner. As we have strong resources within the Beijing government and Asia-Pay has its world class technology and expertise in the payment processing business, we will be able to provide quality services for both an international credit bureau and for payment processing for consumers and banks as well as for the 2008 Olympics in Beijing."

About Asia Payment Systems
Asia Pay is a USA public company with offices in: Seattle, Washington; Beijing and Shenzhen in China; and in Hong Kong. Asia Pay is developing a credit card processing network that provides clearing services to merchants, oil companies, and financial institutions in China, Japan, and other markets of interest in Asia.

Asia Pay's mission is to be a national provider of world-class third-party processing services in China to bankcard-accepting merchants, issuers of bank credit cards, issuers of petroleum station retail cards, and issuers of merchandise and other retail cards. Systems, hardware, and personnel are now in place as Asia Pay commences delivering service to clients. In addition, the company plans to expand nationwide operations in the China market, which currently has an estimated 750 million debit cards in use, with annual growth of an additional 60 million cards.

About Beijing Purple Stars Appraisal
Beijing Purple Stars Appraisal Co. Ltd. is an official appraisal agent licensed by the Chinese government to provide appraisal services to the Beijing Municipal Government and to the public. In addition, BPS provides credit files and credit rating services to banks and financial institutions in Beijing.

Contacts:
Asia Payment Systems, Inc.
Matt Mecke
President & CEO
Tel. +1-866-877-APAY
Fax +1-206-470-1150
ir@asiapayinc.com
http://www.asiapayinc.com

Investor Relations
Sussex Avenue Partners
Tel. 760-918-5582
Toll-free. 866-312-3924
news@sussexavenuepartners.com
http://www.sussexavenueprofiles.com